                                                                     EXHIBIT 2.3




                                           *** TEXT OMITTED AND FILED SEPARATELY
                                                CONFIDENTIAL TREATMENT REQUESTED
                                          UNDER 17 C.F.R. SECTIONS 200.80(b)(4),
                                                            200.83 AND 240.24b-2



                   FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT



        This First Amendment to Asset Purchase Agreement (this "Amendment") is dated as of February 20, 2000 (the "Effective Date"), and is entered into by and among QUALCOMM Incorporated, a Delaware corporation ("Seller"), Kyocera Wireless Corp., a Delaware corporation formerly known as KII Acquisition Company ("Purchaser"), and Kyocera International, Inc., a California corporation ("Parent Corporation"), with reference to the following facts:


                                    RECITALS

        A. Seller, Purchaser and Parent Corporation have entered into that certain Asset Purchase Agreement, dated as of December 22, 1999, by and among Seller, Purchaser and Parent Corporation (including the exhibits and Disclosure Schedule attached thereto, the "Purchase Agreement"); and

        B. Seller, Purchaser and Parent Corporation desire to amend the Purchase Agreement and the related Disclosure Schedule in certain respects as set forth herein.

        NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants set forth herein, and intending to be legally bound hereby, Seller, Purchaser and Parent Corporation hereby agree as follows:

        SECTION 1. DEFINED TERMS. Capitalized terms used but not defined herein are used as defined in the Purchase Agreement.

        SECTION 2. AMENDMENTS TO PURCHASE AGREEMENT. The Purchase Agreement is hereby amended as follows:

        (a) CERTAIN PERSONAL COMPUTERS. The definition of the term "Closing Statement Credits" is hereby amended by deleting all of clause "(a)," and re-lettering clauses "(b)" and "(c)" as clauses "(a)" and "(b)," respectively. The first parenthetical in Section 2.1(a)(v) of the Purchase Agreement is hereby deleted. Section 2.1(b)(xiv) of the Purchase Agreement is hereby amended by deleting the words " the personal computers referenced in clause "(a)" of the definition of Closing Statement Credits and". In each place where the phrase "subparagraphs (a), (b) and (c) of the definition of Closing Statement



CONFIDENTIAL                             1

                Credits" appears in Sections 2.7(a) and 2.7(b) of the Purchase Agreement, such phrase shall be replaced with the phrase "subparagraphs (a) and (b) of the definition of Closing Statement Credits". Section 3.20 of the Purchase Agreement is hereby amended by deleting the words " except for the personal computers referenced in Section 2.1(b)(xiv)".

        (b)     PAYMENT OF PURCHASE PRICE; DELIVERY OF RECEIPT. Section 2.5 and
                Section 2.6 of the Purchase Agreement are hereby amended to provide that if the Closing Date is February 21, 2000, then (i) the Purchase Price shall be paid by Buyer to Seller on February 22, 2000, and (ii) Seller shall deliver to Purchaser a receipt for the Purchase Price as of the date such Purchase Price is received.

        (c) SELLING PARTIES. Exhibit A attached to the Purchase Agreement is hereby amended by including as a Selling Party QUALCOMM Personal Electronics, a California general partnership. Section 3.1 of the Purchase Agreement is hereby amended to provide that, with respect to each reference to a "Selling Party" as such reference applies to QUALCOMM Personal Electronics, the representation and warranty shall pertain to QUALCOMM Personal Electronics being a general partnership and it having partnership authority. Section 7.2(e) of the Purchase Agreement is hereby amended to provide that, (i) as to QUALCOMM Personal Electronics, a letter signed by the general partners of QUALCOMM Personal Electronics authorizing QUALCOMM Investment Company, Inc., as a general partner, to execute and deliver, on behalf of QUALCOMM Personal Electronics, all necessary documentation to be executed by QUALCOMM Personal Electronics in order to consummate the transaction contemplated by the Purchase Agreement, and (ii) as to the other Selling Parties (other than Seller), the certification may be by any officer or director of such Selling Party or of the Assistant Secretary of Seller. Section 7.2(f) of the Purchase Agreement is hereby amended to provide that, as to the Selling Parties (other than Seller and QUALCOMM Personal Electronics), the certification may be by any officer or director of such Selling Party or of the Assistant Secretary of Seller.

        (d) SALES TAXES. Section 5.11(c) of the Purchase Agreement is hereby amended to provide that Purchaser shall pay and be solely responsible for all California sales taxes which become payable as a result of the transactions contemplated by the Purchase Agreement. Any other Taxes referenced in the first sentence of
                Section 5.11(c) of the Purchase Agreement shall be shared equally by Seller and Purchaser.



CONFIDENTIAL                             2

        (e) DISCLOSURE SCHEDULE. The definition of the term "Disclosure Schedule" is hereby amended to add ", as amended" to the end of such definition.

        (f) PRORATIONS/ALLOCATION OF PURCHASE PRICE. Section 2.7(e) of the Purchase Agreement is hereby amended to provide that the determination and payment by the parties of expenses which are subject to proration in accordance with Section 2.7(e) of the Purchase Agreement shall be made as soon as reasonably possible following the Closing but in any event no later than such time as the Closing Statement of Net Assets is considered final, binding and conclusive in accordance with the provisions of
                Section 2.7. Section 2.8 of the Purchase Agreement is hereby amended to provide that the initial allocation of the Purchase Price among the Assets in accordance with Section 2.8 of the Purchase Agreement shall be made as soon as reasonably possible following the Closing but in any event no later than such time as the Closing Statement of Net Assets is considered final, binding and conclusive in accordance with the provisions of
                Section 2.7.

        (g)     [...***...]









        (h) FIRPTA CERTIFICATE. Section 7.2(k) of the Purchase Agreement is hereby amended by deleting the words "each Selling Party" and inserting in their place the word "Seller."

        (i) BRAZIL RELATED LEGAL FEES. Seller and Purchaser agree to equally share the cost and expenses of local Brazil legal counsel in connection with (a) the negotiation and documentation of that aspect of the sale of Assets by QUALCOMM do Brasil Ltda. ("QdB") to Purchaser (or an Affiliate of Purchaser) which the parties reasonably believe may require to be locally documented under Brazilian law, and (b) the preparation and filing of any necessary or appropriate documentation with the Brazil Administrative Council for Economic Defense ("CADE").

        (j) BRAZIL ASSET SALE. The parties acknowledge and agree that for various business reasons, they prefer to transfer all Assets owned by QdB (the "Brazil


* CONFIDENTIAL TREATMENT REQUESTED

CONFIDENTIAL                           3

                Assets") in a separate transaction, the terms and conditions of which are not yet finalized. Accordingly, the parties hereby agree that for purposes of the Closing under the Purchase Agreement, the Brazil Assets shall constitute Excluded Assets which will not be sold and purchased pursuant to the Purchase Agreement; provided, however, all provisions of the Purchase Agreement which by their terms would otherwise be applicable to the sale and purchase of the Brazil Assets but for this exclusion shall apply mutatis mutandis. The parties further agree that $19,363,176, representing the attributable purchase price (based on the methodology set forth in Section 2.7 of the Purchase Agreement, and subject to adjustment as provided therein) for the Brazil Assets (the "Brazil Purchase Price"), shall be deducted from the aggregate Purchase Price paid by Purchaser at Closing. Notwithstanding the foregoing, Purchaser shall still assume, pursuant to the Assumption Agreement, the Assumed Liabilities relating to that part of the Business which is conducted by QdB (the "Brazil Liabilities"). Notwithstanding anything to the contrary set forth in any documentation relating to the sale and purchase of the Brazil Assets (the "Brazil Purchase Documents"), in the event that QdB and Purchaser (or an Affiliate of Purchaser) do subsequently consummate a sale and purchase of the Brazil Assets, the provisions of the Purchase Agreement (other than the specific provision referred to above) shall apply equally to the Brazil Assets and the Brazil Liabilities, as if such Assets and Liabilities were sold, purchased, transferred and assumed under the Purchase Agreement (including but not limited to the provisions in the Purchase Agreement relating to representations, warranties, covenants and agreements respecting Assets and Assumed Liabilities, and the provisions of Section 2.7, Section 2.8, Article 4, Section 5.15,
                Article 8 and Article 10). In the event of any conflict between the Purchase Agreement, as amended pursuant to this Amendment, and any Brazil Purchase Documents, the terms and provisions of the Purchase Agreement, as amended by this Amendment, shall govern. The parties agree to exercise reasonable best efforts to consummate the purchase and sale of the Brazil Assets pursuant to the Brazil Purchase Documents on or before February 25, 2000. Payment of the Brazil Purchase Price shall be accompanied with a payment of interest, calculated using the interest rate publicly announced by Citibank, N.A. as its "reference rate," as such rate may change from time to time (calculated using a year of 366 days), for each calendar day that occurs after February 21, 2000 until such day as the Brazil Assets are sold and purchased pursuant to the Brazil Purchase Documents.

        (k) CONFIDENTIALITY MATTERS. Section 2.1(a)(xii) of the Purchase Agreement is hereby amended by adding the following parenthetical at the end of such






CONFIDENTIAL                             4

                Section: "(including, without limitation, all rights of the Seller against any employee of the Business with respect to confidentiality and/or disclosure of Subscriber Business Intellectual Property, whether pursuant to an agreement or applicable law)."

        (l) LICENSE. Section 5.7(a) of the Purchase Agreement is hereby amended by inserting the words "support, have supported," after the words "have made,".

        SECTION 3. AMENDMENT OF DISCLOSURE SCHEDULE. Attached hereto as Exhibit A are amendments to specified sections of the Disclosure Schedule, which Disclosure Schedule shall be and is hereby amended to incorporate such amendments.

        SECTION 4. EFFECT OF AMENDMENT. Except as and to the extent expressly modified by this Amendment, the Purchase Agreement and the Disclosure Schedule shall remain in full force and effect in all respects. In the event of a conflict between this Amendment and the Purchase Agreement or the Disclosure Schedule, this Amendment shall govern. Upon the effectiveness of this Amendment, each reference in the Purchase Agreement to "this Agreement," "hereunder," "herein," or words of like import, and each reference to the Purchase Agreement in any Ancillary Agreement, Purchaser Document or Selling Party Document shall mean and refer to the Purchase Agreement, as amended by this Amendment.

        SECTION 5. COUNTERPARTS. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        SECTION 6. GOVERNING LAW. This Amendment shall be governed by the laws of the State of California.









                [Remainder of this page intentionally left blank]




CONFIDENTIAL                             5

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the Effective Date by their respective officers thereunto duly authorized.



QUALCOMM INCORPORATED                       KYOCERA INTERNATIONAL, INC.


By: /s/ RICHARD SULPIZIO                    By: /s/ RODNEY N. LANTHORNE
   -------------------------------             --------------------------------

Name:  Richard Sulpizio                     Name:  Rodney N. Lanthorne
     -----------------------------               ------------------------------

Title:  President                           Title: President
      ----------------------------                -----------------------------



WITNESS:                                    KYOCERA WIRELESS CORP.

 /s/ PAUL SYROWIK                           By: /s/ RODNEY N. LANTHORNE
----------------------------------             --------------------------------

                                            Name:  Rodney N. Lanthorne
                                                  -----------------------------

                                            Title: President
                                                  -----------------------------



                                            WITNESS:

                                            /s/ ERIC G. KLEIN
                                            ------------------------------




        [Signature page to First Amendment to Asset Purchase Agreement]